Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” and to the incorporation by reference of our report dated December 23, 2008 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Insured Tax-Free Advantage Municipal Fund filed with the Securities and Exchange Commission in this initial filing under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

November 11, 2009